UPDA Completes Acquisition of Heartland Oil and Gas - Prepares to Commence Drilling on One Million Acres in Kansas

Denver, Colorado (April 23, 2007) On April 20, 2007, Universal Property Development and Acquisition Corporation (OTC BB: UPDA, UP1.F, UP1.BE, UP1.DE, UP1.MU, UP1.SG), closed on its acquisition of control of Heartland Oil and Gas Corporation (OTC BB: HOGC), the owner of approximately One Million acres of coal bed methane and other mineral leases, including several wells, gas pipelines and gathering systems and gas processing facilities in the state of Kansas.

In the transaction, UPDA purchased a total of 50,631,764 restricted shares of Heartland Common Stock, representing approximately 52% of the total outstanding shares of Heartland, for a total purchase price of $1,000,000.00. In addition, UPDA acquired certain outstanding Heartland promissory notes with an aggregate principal amount of $4,756,000.00 for $1,500,000.00 and 26,260,504 restricted shares of UPDA Common Stock. These promissory notes do not pay interest but are convertible into shares of Heartland Common Stock based on a conversion price of $0.04 per share. Under the terms of this conversion provision, the notes are convertible into 118,900,000 Heartland shares which under current conditions, if fully converted by UPDA, would result in UPDA gaining control of approximately 70% of the outstanding Heartland stock.

Financing for this acquisition was provided by Sheridan Asset Management, LLC in a term loan valued at $3,635,000.00. Pursuant to the terms of the Loan Documents, Kamal Abdallah, UPDA’s Chief Executive Officer and a member of the board of directors and Christopher McCauley, UPDA’s Vice President and General Counsel and a member of the board of directors, each agreed to the use of their respective shares of UPDA’s Series A Convertible Preferred Stock and other personal assets as additional collateral for the Term Loan and to execute and provide personal guarantees for the repayment of the principal of the Term Loan and for the completion of the other commitments of UPDA under the terms of the Loan Documents.

Phil Winner will remain as CEO and a member of the Heartland Board of Directors but the remaining members of the Heartland board have resigned and been replaced by UPDA’s Abdallah and McCauley.

“The Board and Management of UPDA are very excited by this acquisition as demonstrated by the personal commitment we have made to close the transaction,” reports UPDA’s McCauley. “We anticipate commencement of an aggressive drilling program as soon as we can obtain the necessary permits. This program will involve relatively shallow and inexpensive wells which we expect will allow us to complete 2 wells per week once we get started. The company has developed an extensive and efficient plan that was previously sidetracked only by a lack of financing. We will now work to provide the funding necessary to return this prospect to the values that were previously established when Evergreen Resources, Inc. invested about $60 million into it and when Heartland originally acquired it in 2004 for $22 million after Evergreen was forced to divest in its merger with Pioneer Natural Resources.”

For more information about Heartland, see www.heartlandoilandgas.com.

About UPDA

Universal Property Development and Acquisition Corporation (OTC BB: UPDA) focuses on the acquisition and development of proven oil and natural gas reserves and other energy opportunities through the creation of joint ventures with under-funded owners of mineral leases and cutting-edge technologies.

Statements contained in this press release that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the current views of management with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or described pursuant to similar expressions.

Contact:
Universal Property Development and Acquisition
Corporation
Jack Baker (Investor Relations), 561-630-2977
info@updac.com